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                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)

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                                                   Three Months Ended    Six Months Ended
                                                      June 30, 2000       June 30, 2000
                                                      -------------       -------------
BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                                 $2,278            $6,690


Weighted average number of shares
of common stock                                             4,330             4,329

Earnings per share - basic                                 $  .53            $ 1.55


DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                 $2,278            $6,690
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                         4,330             4,329
  Common stock equivalents issuable under stock
   option plans
                                                              160               128
  Weighted average number of shares of common stock
   and common stock equivalents - diluted                   4,490             4,457

Earnings per share - diluted                               $ 0.51             $1.50
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